Exhibit 10.1

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

Agreement and Release Between Tony Bogolin (“you”)
and JBI, Inc. (the “Company”) (the “Agreement”)

1.              Termination of Employment .  This Agreement sets forth the full terms of your separation from all positions of employment with the Company on mutually agreeable terms.  Your employment with the Company will be terminated effective with the close of business on August 14, 2013 (the “Termination Date”). In addition, you shall be deemed to have resigned from your position as a director of the Company and any and all committees thereof.

2.              Payment in Exchange for Agreement .  Solely in consideration for your execution of and compliance with this Agreement, and your release of all claims against the Company as set forth in Paragraph 3 below, provided that you have not revoked your Release, the Company agrees to pay you an amount (the “Severance Payment”) equal to four and one-half (4 1/2) months of your base salary, plus any accrued but unused vacation days earned through the Termination Date.  This Severance Payment shall be paid to you in three equal installments, on August 28, 2013, September 25, 2013 and October 30, 2013. In addition, the Company will accelerate the vesting of all unvested options to purchase shares of common stock, which such options were awarded to you under your amended and restated employment agreement originally dated June 25, 2012 and restated effective October 18, 2012 and amended effective May 16, 2013 (the “Employment Agreement”) (this acceleration of vesting shall be the “Option Event”). For avoidance of doubt, as a result of the aforementioned acceleration of unvested options, a total of 500,000 option shares granted to you pursuant to the Employment Agreement will have vested as of the Termination Date. Notwithstanding anything to the contrary contained in your Grant Agreements, your right to exercise your vested options shall terminate on the seventh anniversary of the date of this Agreement.  Furthermore, if you elect to continue to receive group medical insurance coverage under the Company’s group health plan pursuant to COBRA, the Company will pay such monthly COBRA premiums on your behalf until December 31, 2013 (such monthly payments being the “COBRA Amount” and together with the Option Event and the Severance Payment, the “Severance Amount”).  The COBRA Amount shall maintain the coverage you and your dependents (if applicable) had immediately prior to the termination of your employment with the Company. In the event you do not elect COBRA coverage or you subsequently become ineligible for continued COBRA coverage, the Company shall no longer be obligated to pay the COBRA Amount on your behalf.  The Company will deduct from this Severance Payment withholding taxes and other deductions which it is required by law to make from wage payments to employees.  Except as set forth in this Paragraph, you shall receive no other salary, vacation, sick or personal leave or benefits from the Company.  You acknowledge that unless you enter into this Agreement, you would not otherwise receive any severance benefits from the Company.  The Severance Amount is not, and should not be construed as, an admission of liability or wrongdoing by the Company.  No additional amounts shall be due and payable to you for your service as a director of the Company through the Termination Date.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

3.              Release .

(a)           In consideration for the Severance Amount, which you acknowledge to be good and valuable consideration, you knowingly and voluntarily release and forever discharge the Company, any of its parent, subsidiary, division, and related companies, and any of its past and present directors, managers, officers, shareholders, employees, agents, attorneys and servants, and each of their predecessors, successors and assigns (the “Releasees”) from any and all complaints, causes of action, or claims for relief, of any nature whatsoever, known or unknown (the “Release”).  This Release includes, without limitation, any rights or claims relating in any way to your employment relationship with any of the Releasees, or the termination thereof, or arising under any statute or regulation, including, but not limited to, any rights or claims you may have under the Age Discrimination in Employment Act (ADEA), which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act (ADA), which prohibits discrimination in employment by reason of disability; the Employee Retirement Income Security Act (ERISA), which protects employee’s interests in certain health and retirement benefits, the Family and Medical Leave Act (“FMLA”), which protects employees’ rights to take certain leave periods, the Fair Labor Standards Act (FLSA), which protects employees’ wages and regulates hours, or any other federal, state, or local laws or regulations which govern the workplace, including, without limitation, New York State Human Rights Law, the New York City Human Rights Laws, the New York Aids Testing Confidentiality Act, the New York Equal Pay Law, the New York Persons With Disabilities Law, Civil Rights Law, the New York Genetic Testing Confidentiality Law, the New York Nondiscrimination Against Genetic Disorders Law, the New York Smokers Rights Law, the New York Equal Rights Law, the New York Discrimination by Employment Agencies Law, the New York Bone Marrow Leave Law, the New York Adoptive Parents Child Care Leave Law, the New York Cancer Victim Bias Law, Article 1, Section 11 of the New York State Constitution; N.Y. Workers’ Compensation Law, or any other state, federal or local statute or regulation which may be applicable to the Company.  This Release also includes a release by you of any claims for wrongful discharge, defamation, intentional tort, and breach of contract, implied or otherwise.  This Release includes both claims that you know about and those you may not know about.  You represent that as of the date of your execution of this Agreement, you have incurred no disability or injury in relation to or as a result of your employment and assert no claim for any form of compensation for such disability, injury or job-related condition. This Release does not include any claims you may have that arise after the Termination Date relating to the Company’s failure to perform its obligations under this Agreement or any claims related to Paragraph 7 below.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

(b)           You warrant that you have not filed any complaint, charge or claim for relief (collectively, a “Lawsuit”) against any of the Releasees with any local, state or federal court or administrative agency.  You promise never to file a Lawsuit asserting any claims that are released in Paragraph 3.   Nothing in this Agreement shall prevent you from participating in or cooperating with any investigation or administrative proceeding conducted by the New York State Division of Human Rights, the Equal Employment Opportunity Commission, or any other state or federal administrative agency. However, in the event that a Lawsuit against any of the Releasees is filed with or instituted by any such agency, you expressly waive and shall not accept any monetary damages or award arising from said Lawsuit.  If you break your promise set forth in this Paragraph, you will pay for all costs incurred by the Releasees, including their reasonable attorneys’ fees, in defending against your claims.  You shall also repay to the Company the entire Severance Amount.  This paragraph does not apply to a claim under the Older Workers’ Benefit Protection Act (OWBPA) challenging the validity of the release of ADEA claims in Paragraph 3.

(c)           You hereby waive any right to and agree not to apply or reapply for employment and agree that Company has no obligation, contractual or otherwise, to rehire, reemploy or recall you in the future.  The existence of this Agreement shall be a valid, non-discriminatory basis for rejecting any such application or, in the event you obtain such employment, to terminate such employment.

4.              Non-Solicitation of Employees, Suppliers and Vendors .  You agree that, for a period of twenty-four (24) months following the Termination Date, you shall not, directly or through another person or entity:

(a)           solicit, hire, encourage or otherwise aid any employee of the Company to leave the employ of the Company; or

(b)           retain, hire, engage, solicit, induce or cause any supplier of any product or service to the Company, or any vendor (whether as a wholesaler, distributor, agent, commission agent, employee or otherwise) of the Company, to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company.

5.              Non-Solicitation of Customers .  You agree that, for a period of one hundred twenty (120) days following the Termination Date, you shall not, directly or through another person or entity, solicit, induce, contact, persuade or cause any Customer (as defined below) of the Company Group (including, without limitation, the Company) to terminate, reduce or refrain from renewing or extending its contractual or other relationship with any member of the Company Group in regard to the purchase of products or services developed, marketed or sold by the Company Group, or to become a customer/investor of, or enter into any contractual or other relationship with, you or any other individual, person or entity in regard to the purchase of any such products or services.  For purposes of this Agreement, “Customer” shall mean any company or individual:  (1) who contacted you, whom you contacted or served, or for whom you supervised contact or service regarding the purchase of products or services of the Company Group during the period of your employment by the Company; and/or (2) who purchased products or services from the Company Group during the period of your employment by the Company.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

6.              Confidentiality of this Agreement .  You promise not to discuss or disclose the terms of your separation from the Company or the amount or nature of the benefits paid to you under this Agreement to any person other than your family members and your attorney and/or financial advisor, should one be consulted, provided that those to whom you may make such disclosure agree to keep said information confidential and not disclose it to others.  Without limitation, you agree that the Company may disclose the nature and terms of this Agreement as may be necessary to comply with the reporting requirements of the U.S. securities laws.  In addition, you agree to the inclusion of the following statement (or substantially similar statement) in a Company report filed with the Securities and Exchange Commission for the purpose of disclosing your resignation as a director of the Company: “Mr. Bogolin’s decision to resign from the Board of Directors was not the result of any disagreement or dispute with the company relating to its operations, policies or practices.”

7.              Non-Disparagement .  You shall not disparage or make any statement which might adversely affect the reputation of the Releasees and, likewise, the Company shall not disparage or make any statement which might adversely affect your reputation.  For the purpose of this Paragraph, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

8.              Confidentiality and Proprietary Rights .

(a)           You agree that you will not, except as may be required by law, directly or indirectly use or disclose to any third person, without the prior written consent of the Company, any Confidential Information (as defined below) of the Company and/or its affiliates worldwide (the “Company Group”).  For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature regarding the Company and other members of the Company Group, their respective businesses or properties, that the Company has furnished to you, or which became available to you by virtue of your services to, or relationship with, the Company, whether tangible or intangible, and in whatever form or medium provided, as well as all information you generated that contains, reflects or is derived from such information that, in each case, has not been published or disclosed to, and is not otherwise known to, the public.  The term, “Confidential Information” shall include, but not be limited to, the personal information of clients in all regards (including their identity), computer software or data of any sort developed or compiled by the Company Group, customer or investor lists, business or financial information relating to the Company, the Company Group’s customers and investors, financial data, sales figures, costs and pricing figures, marketing and other business plans, trading strategies, product development, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, formulae or any other information relating to the Company Group’s services, products, sales, technology, research data, software and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof, which are in the possession of the Company Group.  In the event that the Company is bound by a confidentiality agreement or understanding with a customer, vendor, supplier, prospective or actual investment, or other party regarding the confidential information of such customer, vendor, supplier, prospective or actual investment, or other party, which is more restrictive than specified above in this Section 8, and of which you have notice or are aware, the provisions of such other confidentiality agreement shall be binding upon you and shall not be superseded by this Section 8.  You further agree that, to the extent not already delivered, you shall promptly deliver to the Company, without retaining any copies thereof, all tangible evidence of the Confidential Information, including, without limitation, all notes, memoranda, records, files and other documents, whether tangible or intangible, and regardless of how stored or maintained, whether on computer tapes, discs or any other form of technology.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153
(b)           You agree that all work, materials (tangible and intangible) and products produced, developed, created or completed by you during the course of your providing services to the Company that relate to the actual or contemplated business of the Company are “works made for hire,” as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company.  To the extent that any such copyrightable works may not, by operation of law, be works for hire, you agree to and hereby do assign to the Company or its designees ownership of all copyright rights in those works.  The Company shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works.  You agree to give the Company or its designees all assistance it may reasonably require to secure or protect those rights.

(c)           You agree that all discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as “Inventions”), that were made, conceived or reduced to practice by you, while providing services to the Company, solely or with others, whether or not during working hours or on the Company’s premises, and that (i) relate to the Company’s competitive business activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) resulted from any work performed by you for the Company, or (iii) were developed on the Company’s time or using the Company’s equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company or the Company Group shall be the property of, and shall promptly be disclosed by you to, the Company.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

(d)           You agree that you shall, without further compensation but at the Company’s sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company’s rights in all such property identified above in (b) and (c), including without limitation executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries.  In the event that you are unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by you under this Agreement (including applications or renewals, extensions, divisions or continuations), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf, and in your place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by you.

9.              Employment References .  In response to any request for a reference regarding your employment with the Company, the Company’s response shall be limited to a statement of the dates of your employment and your position with the Company.

10.            Cooperation .  You agree that you will cooperate with the Company (or its parents, subsidiaries, affiliates or related entities) and its legal counsel in connection with any matters in which you have been involved and/or of which you have knowledge.  Such cooperation shall include, without limitation, answering questions and helping to transition your duties and assignments to other employees of the Company.  In addition, you will cooperate with any current or future investigation or litigation relating to any matter with which you were involved while providing services to Company, of which you have knowledge, or which occurred while you were providing services to the Company.  The Company will make good-faith efforts to provide you with reasonable notice, whenever possible, of the need for your cooperation.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

11.            Revocation of Release .  You acknowledge that you have twenty-one (21) days within which to consider this Agreement and seven (7) days following your execution of this Agreement to revoke the Agreement and that the Agreement does not become effective or enforceable until this revocation period has expired (the “Release Revocation Period”). Any revocation shall be in writing and directed by overnight delivery to: JBI, Inc., attention: General Counsel, 20 Iroquois Street, Niagara Falls, NY 14303.  Notwithstanding any contrary provision above, none of the payments or benefits contemplated by Paragraph 2 above shall be made or provided prior to the date this Agreement is executed by you and returned to the Company and seven (7) days following your execution of this Agreement has elapsed without your revoking or attempting to revoke this Agreement (the “Release Effective Date”). Any such payment or benefit that would otherwise have been made or provided prior to the Release Effective Date shall accrue and be paid or provided immediately on the first business day after the Release Effective Date. In the event that the Termination Date and the end of the Release Revocation Period fall in two separate taxable years, any payments required to be made to you that are subject to the above release condition and which are treated as nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code ("Section 409A") shall be made in the later taxable year and within 10 days following the end of the Release Revocation Period.

12.            Entire Agreement .  This is the entire agreement between you and the Company regarding the termination of your employment.  You acknowledge that neither the Company nor any of the Releasees have made any promises to you other than those contained in this Agreement.

13.            Counterparts .  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  A facsimile signature shall be as valid and binding as an original.

14.            Assignment .  The provisions of this Agreement shall inure to the benefit of the successors and assigns of the Company.

15.            Effect on Previous or Existing Agreements .  This Agreement is intended to resolve any and all issues between the Company and you, including, without limitation, any and all claims for wages, compensation, benefits, or other aspects of the employment relationship between the Company and you. This Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between the Company and you.

16.            Enforcement/Remedies .  You understand and acknowledge that a breach of the provisions of this Agreement would injure the Company irreparably in a way which could not be adequately compensated for by an award of monetary damages.  You therefore agree that in the event of any breach or threatened breach by you, the Company shall be entitled to an injunction, without bond, restraining such breach, as well as costs and attorneys’ fees relating to any such proceeding or any other legal action taken to enforce the Company’s rights under the Agreement.  You also agree to repay to the Company the entire amount of the Severance Payment. Nothing herein shall be construed, however, as prohibiting the Company from pursuing other available remedies or recovering on any claim for damages for such breach or threatened breach.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

17.            Governing Law and Arbitration .  The parties agree that (i) this Agreement and all matters concerning your employment with the Company shall be governed and construed by and in accordance with the laws of the State of New York, without reference to its principles of the conflicts of laws and (ii) any dispute concerning or arising out of this Agreement and such other matters shall be submitted to binding arbitration, which arbitration shall be handled in New York County, New York, by a single arbitrator in accordance with the rules of JAMS.

18.            Severability .  If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired.  If any provision of this Agreement shall be deemed invalid as to its scope, then notwithstanding such invalidity, that provision shall be deemed valid to the fullest extent permitted by law, and the parties agree that, if any court makes such a determination, it shall have the power to reduce the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, such provision shall then be enforceable to the fullest extent permitted by law.

19.            Headings .  The headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provision of this Agreement.

20.            Waiver/Amendment .  No breach of any provision(s) of this Agreement may be waived unless in writing.  This Agreement may be amended only by a written agreement executed by the parties in interest at the time of the amendment.

21.            Advice to Consult Attorney .  The Company encourages you to consult with an attorney before signing this Agreement.  You understand that whether or not you do so is your decision.

JBI Inc. 20 Iroquois Street Niagara Falls, New York 14303 Phone: 716.278.0015 Fax: 716.278.0153

22.            Section 409A .  This Agreement is intended to comply with the requirements of Section 409A, and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A.  In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement.  The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement.   A termination of your employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of your “separation from service” Company is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of your “separation from service”. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All reimbursements for expenses paid pursuant hereto that constitute taxable income to you shall in no event be paid later than the end of the calendar year next following the calendar year in which you incur such expense or pays such related tax.  Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

23.            Acknowledgements .
YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND RELEASE, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.  YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU.

JBI, INC.		ACCEPTED AND AGREED:

By:	/s/ Richard Heddle	/s/ Tony Bogolin
	Richard Heddle, CEO	NAME: Tony Bogolin